Exhibit 99.2

Worldpay Holdco, LLC
Combined and Consolidated Financial Statements
As of and for the periods from February 1, 2024 to December 31, 2024 (Successor) and January 1, 2024 to January 31, 2024 (Predecessor)
With Independent Auditors' Report Thereon

Worldpay Holdco, LLC
Index to Combined and Consolidated Financial Statements

Worldpay Holdco, LLC
Independent Auditors' Report
To Those Charged With Governance
Worldpay Holdco, LLC:

Opinion
We have audited the combined and consolidated financial statements of Worldpay Holdco, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2024 (Successor), and the related combined and consolidated statements of (loss) income, comprehensive loss, mezzanine equity and shareholders’ equity (deficit), and cash flows for the eleven month period ended December 31, 2024 (Successor period), and for the period from January 1, 2024 to January 31, 2024 (Predecessor period), and the related notes to the combined and consolidated financial statements.
In our opinion, the accompanying combined and consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the Successor and Predecessor periods, in accordance with U.S. generally accepted accounting principles.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined and Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
New Basis of Accounting
As discussed in Note 1 to the combined and consolidated financial statements, effective January 31, 2024, the Company was acquired in a business combination. As a result of the acquisition, the combined and consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.
Responsibilities of Management for the Combined and Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the combined and consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined and consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the combined and consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined and consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Combined and Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the combined and consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined and consolidated financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the combined and consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined and consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined and consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP
Cincinnati, Ohio
October 24, 2025

Worldpay Holdco, LLC
Consolidated Balance Sheet
December 31, 2024
(In millions)

December 31, 2024
Successor
Assets
Current assets:
Cash and cash equivalents	$ 2,578.6
Settlement assets	3,417.2
Trade receivables, net	1,857.2
Prepaid expenses and other current assets	273.3
Total current assets	8,126.3
Property and equipment, net	162.8
Goodwill	6,006.4
Intangible assets, net	7,930.7
Software, net	1,373.6
Other noncurrent assets	360.1
Total assets	$ 23,959.9
Liabilities, Mezzanine Equity, and Shareholders' Deficit
Current liabilities:
Accounts payable, accrued and other liabilities	$ 1,508.9
Settlement payable	4,413.4
Current portion of long-term debt	57.2
Total current liabilities	5,979.5
Long-term liabilities:
Deferred tax liabilities	544.5
Long-term debt	8,240.8
Other long-term liabilities	535.3
Total liabilities	15,300.1
Mezzanine equity:
Class A Preferred Units	10,019.3
Shareholders' Deficit:
Class B and Class E Units	3,445.0
Additional paid-in-capital	—
Retained deficit	(4,708.2)
Accumulated other comprehensive loss	(97.0)
Total Worldpay Holdco, LLC deficit	(1,360.2)
Noncontrolling interest	0.7
Total shareholders' deficit	(1,359.5)
Total liabilities, mezzanine equity and shareholders' deficit	$ 23,959.9
See accompanying notes, which are an integral part of these Combined and Consolidated Financial Statements.

Worldpay Holdco, LLC
Combined and Consolidated Statements of (Loss) Income
For the periods from February 1, 2024 to December 31, 2024 (Successor) and
January 1, 2024 to January 31, 2024 (Predecessor)
(In millions)

	Eleven Months Ended	One Month Ended
	December 31, 2024	January 31, 2024
	Successor	Predecessor
Revenue	$ 4,732.2	$ 399.0
Cost of revenue	2,310.2	197.0
Selling, general and administrative expenses	2,261.7	162.0
Operating income	160.3	40.0
Interest expense, net	(545.2)	—
Other income (expense), net	43.3	(5.0)
(Loss) income before income taxes	(341.6)	35.0
Income tax expense	98.1	6.0
Net (loss) income	(439.7)	29.0
Less: Net income attributable to noncontrolling interest	4.1	—
Net (loss) income attributable to Worldpay Holdco, LLC	$ (443.8)	$ 29.0
See accompanying notes, which are an integral part of these Combined and Consolidated Financial Statements.

Worldpay Holdco, LLC
Combined and Consolidated Statements of Comprehensive Loss
For the periods from February 1, 2024 to December 31, 2024 (Successor) and January 1, 2024 to January 31, 2024 (Predecessor)
(In millions)

	Eleven Months Ended	One Month Ended
	December 31, 2024	January 31, 2024
	Successor	Predecessor
Net (loss) income	$ (439.7)	$ 29.0
Other comprehensive loss, net of tax:
Loss on foreign currency translation	(112.3)	(81.0)
Gain on hedging activities and other	15.3	—
Comprehensive loss	(536.7)	(52.0)
Less: Comprehensive income attributable to noncontrolling interests	4.1	—
Comprehensive loss attributable to Worldpay Holdco, LLC	$ (540.8)	$ (52.0)
See accompanying notes, which are an integral part of these Combined and Consolidated Financial Statements.

Worldpay Holdco, LLC
Combined and Consolidated Statements of Mezzanine Equity and Shareholders' Equity (Deficit)
For the periods from February 1, 2024 to December 31, 2024 (Successor)
and January 1, 2024 to January 31, 2024 (Predecessor)
(In millions)

Successor	Total Mezzanine	Class B and Class E Units	Additional Paid-in-Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Shareholders' Equity (Deficit)
Balances, January 31, 2024	$ 5,980.0	$ 3,443.6	$ 42.8	$ (118.6)	$ —	$ 2.1	$ 3,369.9
Net (loss) income	—	—	—	(443.8)	—	4.1	(439.7)
Stock-based compensation	—	—	38.4	—	—	—	38.4
Foreign currency translation adjustments	—	—	—	—	(112.3)	—	(112.3)
Change in fair value of interest rate swaps, net of tax	—	—	—	—	16.0	—	16.0
Distributions to noncontrolling interest	—	—	—	—	—	(5.5)	(5.5)
Tax distributions to investors	(190.2)	—	—	—	—	—	—
Net proceeds from issuance of units	2.5	1.4	—	—	—	—	1.4
Accretion of Class A units to redemption value	4,227.0	—	(81.2)	(4,145.8)	—	—	(4,227.0)
Other	—	—	—	—	(0.7)	—	(0.7)
Balances, December 31, 2024	$ 10,019.3	$ 3,445.0	$ —	$ (4,708.2)	$ (97.0)	$ 0.7	$ (1,359.5)

Predecessor	Net Parent Investment	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Equity
Balances, December 31, 2023	$ 20,840.0	$ 8.0	$ 2.0	$ 20,850.0
Net income	29.0	—	—	29.0
Other comprehensive loss, net of tax	—	(81.0)	—	(81.0)
Transfers to Parent, net	(3,639.0)	—	—	(3,639.0)
Balances, January 31, 2024	$ 17,230.0	$ (73.0)	$ 2.0	$ 17,159.0
See accompanying notes, which are an integral part of these Combined and Consolidated Financial Statements.

Worldpay Holdco, LLC
Combined and Consolidated Statements of Cash Flows
For the Eleven Months ended December 31, 2024 (Successor) and for the period from
January 1, 2024 to January 31, 2024 (Predecessor)
(In millions)

	Eleven Months Ended	One Month Ended
	December 31, 2024	January 31, 2024
	Successor	Predecessor
Cash flows from operating activities
Net (loss) income	$ (439.7)	$ 29.0
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,441.0	134.0
Amortization and write-off of deferred financing costs	61.6	—
Stock-based compensation	38.4	5.0
Change in fair value of contingent value rights	(38.1)	—
Deferred taxes	(64.9)	(19.0)
Impact of foreign currency fluctuations	(18.2)	—
Gain on sale of investments and intangible	(15.7)	—
Other	79.6	—
Net change in assets and liabilities:
Trade receivables	(365.0)	254.0
Prepaid expenses and other assets	(61.4)	(228.0)
Accounts payable, accrued and other liabilities	513.0	(90.0)
Other noncurrent liabilities	(113.0)	—
Net cash provided by operating activities	1,017.6	85.0
Cash flows from investing activities:
Additions to property and equipment	(36.2)	(12.0)
Additions to software	(375.1)	(27.0)
Proceeds from sale of CVR asset	180.0	—
Sale of investment	37.0	—
Cash paid for Transaction	(31.8)	—
Loan receivable from affiliates	—	109.0
Other investing activities, net	(31.6)	—
Net cash (used in) provided by investing activities	(257.7)	70.0
Cash flows from financing activities:
Settlement activity	616.6	(442.0)
Repayment of borrowings	—	(8.0)
Payment on tax receivable agreement	—	(57.0)
Payment of tax distributions to investors	(104.3)	—
Principal payments long-term debt	(14.3)	—
Principal payments on finance leases	(42.9)	—
Debt issuance costs	(10.8)	—
Payment to CVR holders	(165.2)	—
Distributions to noncontrolling interest	(5.5)	—
Net proceeds from issuance of units	3.9	—
Borrowings from certain term loan lenders	567.5	—
Repayments of certain term loan lenders	(567.5)	—
Financing transactions with Parent, net	—	289.0
Net cash provided by (used in) financing activities	277.5	(218.0)
Effect of foreign currency exchange rate changes on cash	(100.8)	(24.0)
Net increase (decrease) in cash, cash equivalents, and restricted cash	936.6	(87.0)
Cash, cash equivalents and restricted cash, beginning of period	3,718.5	4,003.0
Cash, cash equivalents and restricted cash, end of period	$ 4,655.1	$ 3,916.0

	Eleven Months Ended	One Month Ended
	December 31, 2024	January 31, 2024
	Successor	Predecessor
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$ 211.1	$ 17.0
Cash paid for interest	589.9	—
Capital expenditures in accounts payable	89.0	10.0
Capital expenditures purchased through a financing arrangement	20.1	—
Operating lease assets obtained in exchange for lease liabilities	3.4	0.4
See accompanying notes, which are an integral part of these Combined and Consolidated Financial Statements.

Worldpay Holdco, LLC
Notes to Combined and Consolidated Financial Statements

(1)Background and Nature of Operations

Worldpay Holdco, LLC, a Delaware limited liability company, is a holding company that conducts its operations through its indirect wholly owned subsidiary, Worldpay, LLC, collectively referred to herein as the “Company,” “Worldpay,” “we,” “us,” or “our,” unless the context requires otherwise.
On January 31, 2024, Fidelity National Information Services, Inc. ("FIS") sold 55% of the ownership interests in Worldpay Holdco, LLC to GTCR W Aggregator LP, a Delaware limited partnership managed by GTCR, LLC herein collectively referred to as ("GTCR"). FIS retained a noncontrolling 45% ownership interest in the Company following this transaction (the "Transaction"). See Note 4 Acquisition for more details.
Worldpay is focused on serving merchants of all sizes globally, enabling them to accept, authorize, and settle electronic payment transactions. The Company includes all aspects of payment processing, including value-added services, such as security, fraud prevention, advanced data analytics, foreign currency management and numerous funding options. Worldpay serves clients in over 100 countries. The Company's clients are highly-diversified, including global enterprises, national retailers, and small- to medium-sized businesses (“SMBs”). The Company utilizes broad and varied distribution channels, including direct sales forces and multiple referral partner relationships that provide Worldpay with access to new and existing markets.
(2)Basis of Presentation, Consolidation and Use of Estimates
These combined and consolidated financial statements reflect the results of the Merchant Business (the "Worldpay Business") prior to the Transaction, on a historical basis, and of Worldpay Holdco, LLC, and its majority-owned subsidiaries subsequent to the Transaction. See Note 4 Acquisition for more details. Transactions between the Company and its related parties, including FIS and GTCR, are included in these combined and consolidated financial statements; however, material intercompany balances and transactions among the Company and its consolidated affiliates are eliminated in consolidation. Investments in entities that we do not control are accounted for using the cost method; we do not currently hold any investments accounted for under the equity method. These combined and consolidated financial statements and accompanying footnotes have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). All dollar amounts in the text and tables herein, are stated in millions unless otherwise indicated.
Predecessor

The combined financial statements include the predecessor activity on a historical cost basis of accounting that existed prior to the Transaction (see Note 4 Acquisition) for the one month period of January 1, 2024, through January 31, 2024, which is referred to herein as the "Predecessor" period.
The Predecessor combined financial statements reflect the historical results of operations and cash flows of the Worldpay Business. For the Predecessor period presented, the Merchant Business is primarily included within FIS legal entities that were contributed to Worldpay in connection with the Transaction (collectively the “Transferring Entities” and each a “Transferring Entity”). The Transferring Entities included the net assets and subsequent operations acquired by FIS in the acquisition of Worldpay Inc., which was completed on July 31, 2019 (the “Worldpay Acquisition”), along with legacy FIS merchant businesses within pre-existing legal entities.
The Predecessor combined financial statements have been prepared in connection with the Transaction and are derived from FIS’ consolidated financial statements and accounting records. The combined financial statements reflect the Worldpay Business’ results of operations, comprehensive loss, equity, and cash flows. The revenue and expenses of the Worldpay Business have been reflected in the Worldpay Business’ financial statements on a historical cost basis, as included in the consolidated financial statements of FIS, using the historical accounting policies applied by FIS. These combined financial statements do not purport to reflect what the Worldpay Business’ results of operations, comprehensive loss, equity, or cash flows would have been had the Worldpay Business operated as a standalone company during the period presented.

These combined financial statements were prepared following a legal entity approach, which resulted in the inclusion of the following:

•Certain assets and liabilities, results of operations and cash flows attributable to the Merchant Business that were contributed to Worldpay prior to the consummation of the Transaction,
•Each Transferring Entity’s historical operations, including its results of operations, and cash flows have been fully reflected in these combined financial statements.
•In January 2024, the Issuer Solutions business, which was previously included in the Transferring Entities, was transferred to FIS and was retained by FIS subsequent to the Transaction. Consequently, the Issuer Business is not included in the combined financial statements and the transfer to FIS is presented through transfers to Parent, net on the combined statement of equity.

The Worldpay Business has historically functioned together with the other businesses controlled by FIS. Accordingly, the Worldpay Business relied on FIS’ corporate and other support functions for its business. Therefore, certain corporate and shared costs have been allocated to the Worldpay Business including:

•Expenses related to FIS support functions that are provided on a centralized basis within FIS, including expenses for facilities, executive oversight, treasury, finance, legal, human resources, shared services, compliance, procurement, information technology and other corporate functions.
•These expenses have been allocated to the Worldpay Business based on a specific identification basis or when specific identification is not practicable, a proportional cost allocation method primarily based on revenue or directly identifiable actual costs, depending on the nature of the services.
•Share-based compensation and other employee-related expense.

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Worldpay Business during the period presented, though the allocations may not be indicative of the actual costs that would have been incurred had the Worldpay Business operated as a standalone company. Actual costs that may have been incurred if the Worldpay Business had been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Worldpay Business’ employees, and strategic decisions made in areas such as selling and marketing, research and development, information technology and infrastructure.

Following the Transaction, certain functions that FIS provided to the Worldpay Business prior to the Transaction will be performed using Worldpay’s own resources or third-party service providers, other than certain functions that will be provided for a limited time pursuant to the transition services agreement (See Note 21 Related Party Transactions).

Income tax expense and deferred tax balances in the combined financial statements have been calculated on a separate tax return basis. The Worldpay Business’ operations are included in the tax returns of FIS and its subsidiaries, including the Transferring Entities and the respective FIS entities of which the Worldpay Business’ business was a part. In the future, as a standalone entity, Worldpay will file tax returns on its own behalf, and its deferred taxes and effective income tax rate may differ from those in the historical periods.

Prior to the Transaction, FIS generally utilized a centralized approach to cash management and the financing of its operations. Cash generated by the Worldpay Business was routinely transferred into accounts managed by FIS’ centralized treasury function, and cash disbursements for the Worldpay Business’ operations were funded as needed by FIS. Balances held by the Transferring Entities with FIS for cash transfers and loans are reflected as due from affiliates and due to affiliates. All other cash, cash equivalents, short-term investments and related transfers between FIS and the Worldpay Business are generally held centrally through accounts controlled and maintained by FIS and are not specifically identifiable to the Worldpay Business. Accordingly, such balances have been accounted for through net Parent investment. FIS’ third-party debt and related interest expense have not been attributed to the Worldpay Business because the Worldpay Business is not the legal obligor of the debt and the borrowings are not specifically identifiable to the Worldpay Business.

As the separate legal entities that make up the Worldpay Business were not historically held by a single legal entity, net Parent investment is shown in lieu of shareholders’ equity in these combined financial statements. Net Parent investment represents FIS’ interest in the recorded assets of the Worldpay Business and the cumulative investment by FIS in the Worldpay Business through the periods presented, inclusive of operating results.

All intercompany transactions and accounts within the Transferring Entities have been eliminated. For the Transferring Entities, transactions with FIS affiliates are included in the combined statement of income, and related balances are reflected as due to affiliates and due from affiliates. Other balances between the Worldpay Business and FIS are considered to be effectively settled in the combined financial statements at the time the transactions are recorded as they have not been historically settled in cash and were not settled in cash in connection with the Transaction. The total net effect of these intercompany transactions is reflected in the combined statement of equity in net Parent investment and in the combined statement of cash flows within financing activities and in the combined statement of equity as transfers to Parent, net.

As a result of the allocations and carve out methodologies used to prepare these combined financial statements, these results may not be indicative of the Worldpay Business’ future performance, and may not reflect the results of operations, financial position, and cash flows had the Worldpay Business been a separate, standalone company during the period presented.

Successor

The eleven month period of February 1, 2024 to December 31, 2024, is referred to as the "Successor" period. The Successor period reflects the costs and activities as well as the recognition of assets and liabilities at their fair values pursuant to the election of pushdown accounting. The results of operations, financial position, cash flows, and other financial information for the Successor period are not comparable to the Predecessor period.
These consolidated financial statements for the Successor period have been prepared on a standalone basis excluding the results of our controlling entity, GTCR W Aggregator LP, which, following the Transaction, maintains a majority of the ownership interests in the Company. The Company’s consolidated financial statements reflect the Transaction that occurred on January 31, 2024, the fair market value of our assets and liabilities for Worldpay Holdco, LLC and consolidated subsidiaries, and goodwill and identified intangible assets recognized at the time of the Transaction. In addition, the Company's consolidated financial statements reflect activity that occurred within GTCR W Aggregator LP subsidiaries prior to January 31, 2024 and were merged into Worldpay Holdco, LLC as part of the Transaction. Prior to the Transaction, the Company was a wholly owned subsidiary of FIS and our results were consolidated within the consolidated financial statements of FIS.
Use of estimates

The preparation of the combined and consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the fair value of customer relationships, acquired software, and trademarks in accordance with purchase price accounting, and the evaluation of potential impairment of intangible assets.
The Company’s results of operations and financial condition can also be affected by economic, political, legislative, regulatory, and legal actions. Economic conditions, such as recessionary trends, inflation, interest and monetary exchange rates, and government fiscal policies can have a significant effect on the Company’s results of operations and financial condition. While the Company maintains reserves for anticipated liabilities and carries various levels of insurance, the Company could be affected by civil, criminal, regulatory or administrative actions, claims or proceedings.
These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors deemed appropriate. As facts and circumstances dictate, these estimates and assumptions may be adjusted. Since future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates, including those resulting from continuing changes in the economic environment, will be reflected in the combined and consolidated financial statements in the periods the estimates are changed.
(3)Summary of Significant Accounting Policies
The following describes the significant accounting policies of the Company used in preparing the accompanying combined and consolidated financial statements.

(a)Cash and Cash Equivalents
The Company considers all cash on hand, money market funds and other highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash on hand includes funds used for settlement activity (see Note 3(c) Settlement Assets for further discussion).
The Company records restricted cash in captions other than cash and cash equivalents in the consolidated balance sheet. The reconciliation between cash and cash equivalents in the consolidated balance sheet and cash, cash equivalents and restricted cash per the consolidated statement of cash flows is as follows (in millions):

December 31, 2024
Successor
Cash and cash equivalents on the consolidated balance sheet	$ 2,578.6
Merchant float (within settlement assets)	2,076.5
Total Cash, cash equivalents and restricted cash per the consolidated statement of cash flows	$ 4,655.1

(b)Allowance for Credit Losses
The Company monitors trade receivable balances and contract assets as well as other receivables and estimates the allowance for lifetime expected credit losses. Estimates of expected credit losses are based on historical collection experience and other factors, including those related to current market conditions and events, changes in client creditworthiness, client payment terms and collection trends. The allowance for credit losses is separate from the chargeback liability described in Note 18 Commitments and Contingencies.
(c)Settlement Assets
The principal components of the Company's settlement assets on the consolidated balance sheet are as follows (in millions):

December 31, 2024
Successor
Settlement assets
Merchant float	$ 2,076.5
Settlement receivables	1,340.7
Total Settlement assets	$ 3,417.2
Settlement assets and payables represent intermediary balances arising from the settlement process which involves the transferring of funds between card issuers, merchants, and various financial institutions (“Sponsoring Members”). Funds are processed under two models, a sponsorship model and a direct member model. The Company generally operates under the sponsorship model in the U.S. and under the direct membership model outside the U.S.
Under the sponsorship model, in order for the Company to provide electronic payment processing services, Visa, Mastercard and other payment networks require sponsorship by a member clearing bank. The Company has an agreement with Sponsoring Members to provide sponsorship services to the Company. Under the sponsorship agreements, the Company is registered as a Visa Third-Party Agent and a Mastercard Service Provider. The sponsorship services allow the Company to route transactions under the Sponsoring Members’ membership to clear card transactions through Visa, Mastercard and other networks. Under this model, the standards of the payment networks restrict the Company from performing funds settlement and, as such, require that these funds be in the possession of the Sponsoring Member until the merchant is funded. Accordingly, settlement receivables and settlement payables resulting from the submission of settlement files to the network or cash received from the network in advance of funding the network are the responsibility of the Sponsoring Member and are not recorded on the Company’s consolidated balance sheet.

Settlement receivables and settlement payables are recorded under the sponsorship model as a result of intermediary balances due to/from the Sponsoring Member. The Company receives funds from certain networks which are owed to the Sponsoring Member for settlement. These funds are recorded in cash and cash equivalents. In other cases, the Company transfers funds to the Sponsoring Member for settlement in advance of receiving funds from the network. These timing differences result in settlement receivables and settlement payables. The amounts are generally collected or paid during the following one to three business days. Additionally, under this model, settlement receivables and settlement payables arise related to interchange expenses, merchant reserves and exception items.
Under the direct membership model, the Company is a direct member in Visa, Mastercard and other payment networks as a third-party sponsorship to the networks is not required. This results in the Company performing settlement between the networks and the merchant and requires adherence to the standards of the payment networks in which the Company is a direct member. Merchant float, settlement receivables and settlement payables result when the Company submits the merchant file to the network or when funds are received by the Company in advance of paying the funds to the merchant. The amounts are generally collected or paid during the following one to three business days. Merchant float represents cash balances the Company holds on behalf of merchants when the incoming amount from the card networks precedes when the funding to merchants falls due. Merchant float funds held in segregated accounts in a fiduciary capacity are considered restricted cash (see Note 3(a) Cash and Cash Equivalents).
(d)Goodwill
Goodwill represents the excess of cost over the fair value of identifiable assets acquired and liabilities assumed in business combinations.
Goodwill is not amortized but is assessed by the Company for impairment at the Company's reporting unit level. The Company assesses goodwill for impairment by reporting unit on an annual basis during the fourth quarter or more frequently if circumstances indicate potential impairment. An impairment charge is recognized when and to the extent a reporting unit’s carrying amount is determined to exceed its estimated fair value.
The Company has the option to first assess qualitatively whether it is more likely than not that a reporting unit’s carrying amount exceeded its estimated fair value. The option of whether to perform the qualitative assessment is made annually and could vary by reporting unit. Events and circumstances that are considered in performing the qualitative assessment include macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, and events affecting the reporting unit or the Company as a whole. When performing the qualitative assessment, the Company examines the factors that were most likely to affect each reporting unit’s fair value. If the Company concluded that it was more likely than not (that is, a likelihood of more than 50 percent) that the reporting unit’s fair value was less than its carrying amount as a result of the qualitative assessment, or the Company elected to bypass the qualitative assessment for a reporting unit, then the Company performs a quantitative assessment for that reporting unit.
When applying the quantitative assessment, the Company typically engages third-party valuation specialists to assist in determining the fair value of a reporting unit based on a weighted average of valuation techniques, consisting of a combination of an income approach and a market approach, which are Level 3-type measurements. The income approach calculates a value based upon the present value of estimated future cash flows, while the market approach uses earnings multiples of similarly situated guideline public companies. If the fair value of the reporting unit determined using the quantitative analysis exceeds the carrying amount of the reporting unit’s net assets, goodwill is not impaired.
Both qualitative and quantitative assessments require a significant amount of management judgment involving the use of forecasts, estimates, and assumptions. For the annual goodwill impairment test performed as of October 1, 2024, the Company used a qualitative assessment to determine whether any impairment exists. It was determined that for the period under testing that it is not more likely than not that the fair value of goodwill is less than its carrying amount and, thus, no impairment exists.
During the eleven month Successor period ended December 31, 2024, and the one month Predecessor period ended January 31, 2024, no goodwill impairments were recognized.

(e)Derivatives
The Company accounts for derivatives in accordance with Accounting Standards Codification ("ASC") 815, Derivatives and Hedging ("ASC 815"). This guidance establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the consolidated balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in accumulated other comprehensive income (loss) (“AOCI”) and will be recognized in the consolidated statement of loss when the hedged item affects earnings. See Note 16 Derivatives for further discussion.
(f)Long-lived assets
Long-lived assets and intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset, which are Level 3-type measurements. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the eleven month Successor period ended December 31, 2024, and the one month Predecessor period ended January 31, 2024, no impairments were recognized.
(g)Intangible Assets, net
The Company has intangible assets that consist primarily of customer relationships and trademarks (i.e., a collective term for trademarks, trade names, and related intellectual property rights) that were recorded in connection with the Transaction at their fair value based on the results of valuation analyses. Customer relationships and trademarks acquired in business combinations are generally valued using the multi-period excess earnings method and the relief-from-royalty method, which are Level 3-type measurements. Customer relationships are amortized over their estimated useful lives using either the straight-line method or an accelerated method up to a 12-year period. Trademarks with finite lives are amortized using the straight-line method over five years. Intangible assets with finite lives are reviewed for impairment following the same approach as long-lived assets.
(h)Property and Equipment, net
Property and equipment is recorded at cost, less accumulated depreciation. Depreciation is computed primarily using the straight-line method based on the estimated useful lives of the related assets as follows: 30 years for buildings and three to seven years for furniture, fixtures, and computer equipment. Leasehold improvements are amortized using the straight-line method over the lesser of the initial term of the applicable lease or the estimated useful lives of such assets.
(i)Leases
The Company determines if an arrangement contains a lease at inception based on whether the Company has the right to control the asset during the contract period and other facts and conditions.
The Company leases certain of its property, primarily real estate and equipment, under operating lease agreements. Operating lease right-of-use (“ROU”) assets are included in other noncurrent assets on the consolidated balance sheet and represent the Company’s right to use an underlying asset for the duration of the lease term. Operating lease liabilities are included in accounts payable, accrued and other liabilities and other long-term liabilities on the consolidated balance sheet and represent the Company’s obligation to make lease payments arising from the lease contacts. Both ROU assets and operating lease liabilities are recognized on the commencement date based on the present value of the future minimum lease payments over the lease term.

Operating lease ROU assets also include any prepaid lease payments and exclude lease incentives received. The Company uses an incremental borrowing rate based on information available at commencement date in determining the present value of lease payments. The lease term for accounting purposes may include options to extend or to terminate the lease when it is reasonably certain that the Company will exercise that option. For certain equipment leases, the Company applies a portfolio approach to effectively account for the operating lease ROU assets and liabilities. Lease agreements may include lease and related non-lease components, which are accounted for as a single lease component. Fixed costs included in the measurement of ROU assets are recognized as operating lease cost generally on a straight-line basis over the lease term. Certain leases require the Company to pay taxes, insurance, maintenance, and other operating expenses associated with the leased asset. Such amounts are not included in the measurement of the ROU assets and lease liabilities to the extent they are variable in nature.
(j)Software, net
Software includes software acquired in business combinations, purchased software, and capitalized software development costs. Software acquired in business combinations is generally valued using the relief-from-royalty method, a Level 3-type measurement. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life, and software acquired in business combinations is recorded at its fair value and amortized using the straight-line over its estimated useful life of five years.
The Company capitalizes software development costs pursuant to ASC 350-40, Intangibles—Goodwill and Other—Internal-Use Software and ASC 985-20, Software to Be Sold, Leased or Marketed. The capitalization of software development costs is based on whether the software is for internal use or if the software is to be sold, leased or otherwise marketed. At the beginning of application development (for internal-use software) or after the technological feasibility of the software has been established (for software to be marketed), software development costs, which primarily include salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to application development (for internal-use software) or prior to the establishment of technological feasibility (for software to be marketed) are expensed as incurred. Software development costs are amortized on a solution-by-solution basis commencing on the date placed in service (for internal-use software) or the date of general release (for software to be marketed). Software development costs for internal-use software are amortized under the straight-line method over its estimated useful life, which ranges from three to 10 years. Software development costs for software to be marketed are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to 10 years, or (2) the ratio of current revenue to total anticipated revenue over its useful life.
The Company reviews software assets for impairment at each reporting date. Internal-use software is reviewed for impairment following the same approach as long-lived assets. For software to be marketed, an impairment charge is recorded to the extent the carrying amount exceeds the net realizable value. Determining net realizable values and future cash flows involves judgments and the use of estimates and assumptions regarding future economic and market conditions. Adverse changes in these conditions could result in an impairment charge which could be material to the consolidated financial statements.
During the eleven month Successor period ended December 31, 2024, and the one month Predecessor period ended January 31, 2024, no software asset impairments were recognized.
(k)Income Taxes
Income taxes are computed in accordance with ASC 740, Income Taxes ("ASC 740"), and reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. The Company has deferred tax assets and liabilities and maintains valuation allowances where it is more likely than not that all or a portion of deferred tax assets will not be realized. To the extent the Company determines that it will not realize the benefit of some or all of its deferred tax assets, such deferred tax assets will be adjusted through the Company’s provision for income taxes in the period in which this determination is made. As of December 31, 2024, the Company has recorded certain valuation allowances against deferred taxes.
The Company is subject to global intangible low-taxed income ("GILTI") related to earnings of foreign subsidiaries.  The Company has elected to treat GILTI inclusions as an expense in the year incurred.
The Company’s global effective tax rate was (28.7)% for the eleven month Successor period ended December 31, 2024 and the Company's global effective tax rate was 17.1% for the one month Predecessor period ended January 31, 2024. See Note 22 Income Taxes for further information.

(l)Revenue Recognition
The Company generates revenue primarily by processing electronic payment transactions and performing related ancillary services. The Company enters into customer contracts that set forth the terms and conditions governing each party’s rights and obligations, including the services to be provided, pricing, payment terms and contract duration. At contract inception, the Company assesses the services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a service that is distinct. When multiple performance obligations are identified, the total estimated transaction value is allocated based on relative standalone selling prices. The Company recognizes revenue as it satisfies its performance obligation by transferring control of services to a customer. Revenue is measured based on the consideration that the Company expects to receive in a contract with a customer.
Technology or service components from third parties are frequently embedded in or combined with the Company's applications or service offerings. The Company is often responsible for billing the client in these arrangements and transmitting the applicable fees to the third party. The Company determines whether it is responsible for providing the service as a principal or for arranging for the service to be provided by the third party as an agent. Judgment is applied to determine whether the Company is the principal or the agent by evaluating whether the Company has control of the solution or service prior to it being transferred to the customer. The principal versus agent assessment is performed at the performance obligation level. Indicators that the Company considers in determining if it has control include whether the Company is primarily responsible for fulfilling the promise to provide the specified solution or service to the customer, whether the Company has inventory risk and whether the Company has discretion in establishing the price the customer ultimately pays for the solution or service. Depending upon the level of the Company's contractual responsibilities and obligations for delivering solutions to end customers, the Company has arrangements where the Company is the principal and recognizes the gross amount billed to the customer and other arrangements where the Company is the agent and recognizes the net amount retained. Taxes collected from customers and remitted to governmental authorities are not included in revenue.
The following describes the nature of the Company’s primary types of revenue and the revenue recognition policies and significant payment terms as they pertain to the types of transactions the Company enters into with its customers.
Transaction Processing Revenue
Transaction processing revenue is generated from payment processing and the performance of related ancillary services.
Payment processing revenue is earned from processing credit and debit card transactions, including authorization and settlement, chargeback and retrieval processing, reporting for electronic payment transactions and network fee and interchange management. Payment processing revenue is recurring and is typically volume based depending on the number or dollar value of transactions processed. Contract lengths for processing services typically span one or more years; however, they are often cancellable without a significant penalty. Payment is generally due in arrears on a monthly basis and may include fixed or variable payment amounts depending on the specific payment terms and activity in the period.
The nature of the Company’s promise to the customer is to stand ready to provide continuous access to the Company's processing platforms and perform an unspecified quantity of transaction processing services over the contract term. Accordingly, processing services are generally viewed as a single, stand-ready performance obligation comprised of a series of distinct daily services (“stand-ready series”).
Because the number or volume of transactions to be processed is not determinable at contract inception, the Company's contracts with its customers contain variable consideration. The Company allocates variable consideration to distinct daily services as they are performed to the extent the terms of the variable payment relate specifically to the Company's efforts to transfer the distinct service and when such allocation is consistent with the allocation objective.
The Company typically satisfies its transaction processing service performance obligations over time as the services are provided. Variable fees related to transaction processing revenue accounted for as a series of distinct days of service generally meet the criteria to allocate to, and recognize on, the day on which the Company performs the related services.

As part of its performance obligation, the Company collects and remits interchange, network fees, and other third-party fees (collectively, “Passthrough fees”). Interchange fees represent amounts collected from merchants and remitted to card issuers and are based on rates established by the card networks. Network fees are amounts collected from merchants and remitted to card networks for their services. Transaction processing revenue includes these variable Passthrough fees which are allocated to, and recognized on, the day on which the related services are performed. In general, Passthrough fees are billed monthly. Substantially all network and interchange fees are presented on a net basis as the Company does not have the ability to direct the use of, and obtain substantially all of the benefits from, the services provided by the third parties before those services are transferred to the merchants. When the Company is the merchant of record, controls the services before delivery to the customer and has discretion in setting prices charged to the customer, network and interchange fees are recognized on a gross basis. Other third-party fees may be recorded on either a gross or a net basis depending on whether the Company is acting as a principal or an agent.
Ancillary services include foreign currency management, payment card industry regulatory compliance services, payment security (e.g., tokenization, encryption, and fraud services), chargeback resolution, and billing statement production (e.g., reporting and analytics). With the exception of chargeback resolution, which is recognized at a point in time, ancillary services are recognized over time as the services are generally performed as described above for payment processing services.
Other Recurring Revenue
Other recurring revenue primarily comprises of terminal lease fees charged in connection with a payment processing contract. Terminal lease consideration is accounted for together with non-lease payment processing consideration as a single non-lease component because the non-lease payment processing component is accounted for under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the timing and pattern of recognition of the terminal lease component and the associated non-lease payment processing component are the same, and the terminal lease, if accounted for separately, would be classified as an operating lease. Additionally, placement fees earned on custodial bank accounts and interest income earned on merchant float (not accounted for under ASC 606) are also recorded within other recurring revenue since these items are considered part of the Company's ongoing central operations.
Other Non-recurring Revenue
Other non-recurring revenue primarily comprises of early termination fees. Early contract terminations are treated as contract modifications. Early termination fees are added to a contract’s transaction price once it becomes likely that liquidated damages will be charged to a customer, typically upon notification of early termination. Early termination fees are recognized over the remaining period of the related performance obligation(s). Other non-recurring revenue also includes revenue from FIS affiliates, primarily relating to the provision or consumption of professional services, software development, client conversion, implementation, and sales support as discussed in Note 21 Related Party Transactions.
(m)Cost of Revenue, Selling, General and Administrative Expense, Interest Expense, Net and Other Income (Expense), Net
Cost of revenue consists of costs directly associated with providing solutions or services to clients and includes payroll, employee benefits and other costs associated with personnel employed in customer service and service delivery roles as well as third-party costs involved in fulfillment of performance obligations for which the Company is acting as a principal. Cost of revenue also includes data processing costs, amortization of software, customer relationship and trademark intangible assets, and depreciation on operating assets.
Selling, general and administrative expenses include payroll, employee benefits and other costs associated with personnel employed in sales, marketing, human resources, finance, risk management and other administrative roles, as well as residual commission payments made to referral partners and acquisition, integration, and transformation-related expenses. Selling, general and administrative expenses also include depreciation on non-operating corporate assets as well as advertising and other marketing-related program costs.
Interest expense, net consists primarily of interest on borrowings less interest income earned on the Company's cash and cash equivalents.
Other income (expense), net primarily consists of other income and expense items outside of the Company's normal operations, such as gains (losses) from foreign currency transactions and the Company's investments and expenses associated with repricing of the Company's debt.

(n) Stock-Based Compensation Plans
The Company grants Class C and Class D units to certain employees. Expense is recognized based on the fair value of the awards over the requisite service period.
Prior to the Transaction, certain Worldpay employees held FIS non-qualified stock options ("Options"), restricted stock units ("RSUs") and performance stock units ("PSUs"). As a result of the Transaction, all equity awards held by Worldpay employees were fair valued as of the closing date of the Transaction. The Options remain outstanding and continue to follow the original vesting schedule and remain exercisable in FIS common stock. The RSUs and PSUs converted to cash based awards and follow the original vesting schedule. The Company records forfeitures as they occur.
For the eleven month Successor period ended December 31, 2024, and the one month Predecessor period ended January 31, 2024, the Company recognized $68.9 million and $6.0 million, respectively, of stock-based compensation expense associated with the awards within the cost of revenue and selling, general and administrative lines of the Company's combined and consolidated statements of (loss) income.
See Note 20 Stock-Based Compensation and Other Postretirement Benefits for additional information.
(o)Foreign Currency Translation
The Company's functional currency is the U.S. dollar. The functional currency of each of the Company's operating subsidiaries is generally the currency of the economic environment in which the subsidiary primarily does business. The Company's foreign subsidiaries with non-U.S. dollar functional currencies are translated into U.S. dollars for consolidation purposes using the foreign exchange rates applicable to the dates of the combined and consolidated financial statements. Generally, these consist of the exchange rates in effect at the balance sheet date for balance sheet accounts and the average exchange rates in effect during the relevant period for revenue and expense accounts. The adjustments resulting from the translation are included in AOCI in the combined and consolidated statements of mezzanine equity and shareholders' equity and the combined and consolidated statements of comprehensive loss and are excluded from net (loss) income.
Gains or losses resulting from measuring foreign currency transactions into the respective functional currency are included in other income (expense), net in the combined and consolidated statement of loss.
(p)Other Comprehensive Income (Loss)
Comprehensive income (loss) consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, and gains and losses that under U.S. GAAP are recorded as an element of equity but are excluded from net loss. The Company's other comprehensive income (loss) consists of foreign currency translation adjustments from those subsidiaries where the local currency is the functional currency as well as unrealized gains (losses) on hedging activities.
(q)Net Parent Investment

In the Predecessor period, net Parent investment in the combined statement of equity represents FIS' historical investment in the Worldpay Business and includes accumulated net earnings (loss) after taxes and the net effect of transactions with and cost allocations from FIS.
(r)    New Accounting Pronouncements and Policies
In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This guidance requires consistent categories and greater disaggregation of information in the rate reconciliation and disclosures of income taxes paid by jurisdiction. This amendment is effective for the Company's fiscal year ending December 31, 2026, but the Company plans to early adopt as of December 31, 2025. The Company is currently assessing the impact of this guidance on our disclosures.

In November 2024, the FASB issued ASU 2024-03, "Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses". The amendments in ASU 2024-03 require entities to disclose specified information about certain costs and expenses. This amendment is effective for the Company’s annual reporting period beginning on January 1, 2027, with early adoption permitted. The Company is currently assessing the impact of this guidance on our disclosures.

In September 2025, the FASB issued ASU No. 2025-06, “Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software.” The updated guidance requires that an entity capitalize internal-use software costs when both: 1) management has authorized and committed to the funding of the software project, and 2) it is probable that the project will be completed, and the software will be used to perform its intended function. This amendment is effective for the Company's annual reporting period beginning on January 1, 2028, with early adoption permitted. The Company is currently assessing the impact of this guidance on our combined and consolidated financial statements.

No other new accounting pronouncement issued or effective during the fiscal year had, or is expected to have, a material impact on the Company's combined and consolidated financial statements.

(4)Acquisition
GTCR Acquisition
As discussed in Note 1 Background and Nature of Operations, on January 31, 2024, GTCR and FIS consummated the transaction contemplated by the Purchase and Sale Agreement dated July 5, 2023, pursuant to which GTCR acquired from FIS 55% of the limited liability company interests in Worldpay. The Transaction was funded with approximately $5.7 billion in proceeds from issuance of EUR and USD denominated term loans with varying interest rates, approximately $2.9 billion in proceeds from the issuance of bonds with varying coupon rates, and approximately $5.3 billion in equity financing.
The Transaction constitutes a business combination as defined by ASC Topic 805, Business Combinations ("ASC 805"). In accordance with ASC 805 and our business combinations accounting policy, we estimated the preliminary fair values of our net tangible and intangible assets acquired and liabilities assumed, and the excess of the consideration transferred over the aggregate of such fair values was recorded as goodwill, none of which is deductible for tax purposes. Goodwill is attributable primarily to the workforce acquired and growth opportunities, none of which qualify to be recognized as separately identifiable intangible assets. The preliminary estimated fair values of the identifiable intangible assets acquired are based on valuations performed by third-party specialists, which utilized various acceptable valuation methodologies and required application of internally-developed assumptions.
The preliminary aggregate purchase consideration under ASC 805 is approximately $18,080.9 million and includes the preliminary fair value of FIS' noncontrolling interest of approximately $4,211.2 million, which was determined using a market-based approach. The preliminary aggregate purchase consideration for the Transaction is as follows (in millions):

Debt-financed cash consideration	$ 8,623.3
Equity-financed cash consideration	5,256.6
Stock based compensation	32.0
Fair value of noncontrolling interest	4,211.2
Consideration attributable to deferred close entity	(42.2)
Total preliminary purchase consideration	$ 18,080.9

The following table summarizes the preliminary allocation of aggregate purchase consideration based on the preliminary fair values of the tangible and intangible assets acquired and liabilities assumed (in millions):

Amounts Recognized as of the Acquisition Date (As Adjusted)
Current assets:
Cash and cash equivalents	$ 2,293.2
Settlement assets	2,835.8
Trade receivable	1,600.9
Prepaid expenses and other current assets	355.5
Noncurrent assets:
Property and equipment	174.5
Software	1,134.4
Intangible assets	9,100.1
Other noncurrent assets	352.3
Current liabilities:
Accounts payable, accrued and other liabilities	(968.9)
Settlement payable	(3,627.7)
Long-term liabilities:
Deferred tax liabilities	(636.8)
Other long-term liabilities	(576.0)
Total Net Assets Acquired	$ 12,037.3
Goodwill	$ 6,043.6

During the eleven month Successor period ended December 31, 2024, the Company recognized measurement period adjustments of $33.2 million which were primarily related to changes in the valuation of intangible assets, investments, and deferred taxes.
The purchase consideration preliminarily allocated to settlement assets of $2,835.8 million includes $1,733.9 million of merchant float within the consolidated balance sheet. The merchant float balance is classified as cash, cash equivalents, and restricted cash on the combined and consolidated statement of cash flows.
The above fair values of assets acquired and liabilities assumed are preliminary and are based on the information that was available as of the reporting date. The fair values of the assets acquired and liabilities assumed were preliminarily determined using the income and cost approaches. In many cases, the determination of the fair values required estimates about discount rates, future expected cash flows, and other future events that are judgmental and subject to change. The fair value measurements were primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement of the fair value hierarchy as defined in ASC 820, Fair Value Measurement (“ASC 820”). The Company believes that the information provides a preliminary reasonable basis for estimating the fair values of the acquired assets and assumed liabilities, but the potential for measurement period adjustments exists based on the continuous review of matters related to the Transaction. Key acquired assets and assumed liabilities, which will continue to be finalized, consist of deferred taxes and other liabilities. The Company expects to finalize the purchase price allocation as soon as practicable, but no later than one year from the Transaction date.
The acquired identifiable intangible assets consist of customer relationships, developed technology, and trademarks with weighted average estimated useful lives of 10.1 years, 5.0 years, and 5.0 years, respectively, and as of the Transaction closing date were estimated to have fair values of approximately $8,800.1 million, $1,134.4 million, and $300.0 million, respectively.
As a result of measurement period adjustments associated with the preliminary fair values of the Company's Class A, Class B, and Class E units as of January 31, 2024, the Company adjusted the value assigned to the Class A, Class B, and Class E units by approximately $32.8 million. There was a corresponding $32.8 million adjustment made to the Class A unit accretion to redemption value in the eleven month period ended December 31, 2024. These consolidated financial statements reflect these measurement period adjustments on a retrospective basis.

Prior to the Transaction, our employees held 0.7 million RSUs, 0.5 million PSUs, and 0.3 million Options issued under FIS incentive plans. The RSUs and PSUs were converted into restricted cash awards subject to substantially the same terms as were effective prior to the Transaction, other than any performance-based vesting or price protection terms, which ceased to apply. Award vesting will only continue for those former FIS grantees who are employees of Worldpay following the Transaction. The Options were unmodified in the Transaction and therefore remain outstanding as FIS options and an assumed liability of Worldpay. Of the awards’ aggregate post-conversion preliminary fair value of $82.2 million, $32.0 million was preliminarily accounted for as purchase consideration for the Transaction and $50.2 million is expected to be accounted for as post-combination stock-based compensation over the awards’ respective requisite service periods.
Preliminary acquisition-related costs associated with the Transaction were $156.6 million of expense during the eleven month Successor period ended December 31, 2024, and were recorded within selling, general and administrative expenses on the combined and consolidated statement of loss.
FIS recorded $91.0 million of transaction expenses that related to legal, banking, and change in control payments. These expenses were contingent on the Transaction closing and were recognized "on the line" for purposes of these combined and consolidated financial statements. Therefore, these examples are not reflected in the Predecessor or Successor statements of (loss) income and comprehensive loss.
(5)Revenue
Disaggregation of Revenue
In the following table, revenue is disaggregated by primary geographical market and type of revenue.
Revenue for the eleven month Successor period ended December 31, 2024, and the one month Predecessor period ended January 31, 2024 (in millions):

	Eleven Months Ended	One Month Ended
	December 31, 2024	January 31, 2024
	Successor	Predecessor
Primary Geographical Markets:
North America	$ 3,296.2	$ 267.5
All Others	1,436.0	131.5
Total	$ 4,732.2	$ 399.0
Types of Revenue:
Recurring revenue:
Transaction processing	$ 4,573.1	$ 392.0
Other recurring	147.8	7.0
Total recurring	4,720.9	399.0
Other non-recurring fees	11.3	—
Total	$ 4,732.2	$ 399.0

Transaction Price Allocated to the Remaining Performance Obligations
As permitted by ASC Topic 606, the Company has elected to exclude disclosure of the aggregate amount of the transaction price allocated to remaining performance obligations, as its contracts either have an original duration of one year or less or contain variable consideration that is allocated entirely to a distinct day of service under a stand-ready series. The aggregate fixed consideration portion of customer contracts with an initial contract duration of greater than one year is not material.

(6)Mezzanine Equity
The Class A units are senior to all of the Company’s issued and outstanding equity-classified instruments with respect to the distribution of assets upon liquidation or certain triggering events. The Class A units do not participate in the Company’s earnings and are non-voting shares.
The Class A units were recorded outside of stockholders’ deficit because they have a redemption feature that is triggered by events that are not solely within the Company's control. The agreement governing the Class A units provides for distributions which results in their cancellation after all unpaid yield has been paid down and all capital has been returned. These distributions are entirely at the discretion of the Company’s board of directors, which is majority controlled by the holders of the Class A units. As the Company has no control over the potential distribution, the Class A units are classified as mezzanine equity.
Subsequent adjustments to the Class A units are remeasured to their redemption amount subject to a floor of the initial measurement for the eleven month Successor period ended December 31, 2024, are as follows (in millions, except units):

	Eleven Months Ended December 31, 2024
	Successor
	Carrying Amount	Units Outstanding
Issued at Acquisition date	$ 5,980.0	9,499,692
Subsequent issuances	2.5	3,850
Tax distributions to investors	(190.2)	N/A
Adjustments to maximum redemption value	4,227.0	N/A
Balance at December 31, 2024	$ 10,019.3	9,503,542

(7)Capital Stock
Under the Company's Second Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), the Company is authorized to issue unlimited Class A units, unlimited Class B units, unlimited Class C units, unlimited Class D units, 100 Class E-1 units, 100 Class E-2 units and 100 Class E-3 units with no par value per share.
Preferred Stock

The Class A units are redeemable non-convertible preferred equity. The Class A units will accrue a daily yield at a rate of 8% per annum, compounded quarterly. The Class A units will be entitled to receive their unreturned capital contributions plus the accrued and unpaid yield thereon prior and in preference to any distributions (other than tax distributions) to the holders of common equity of the Company.
As of December 31, 2024, there are 9,503,542 Class A units outstanding.
Common Stock

The Class B units represent common equity and provide the unit holder the right to participate in profits, losses and distributions as well as the rights, powers and obligations specified in the LLC Agreement.
The Class C and Class D units are incentive units and represent an interest in future profits of the Company issued to certain employees of the Company for no cost. This interest has dilution protection with respect to additional investments made.
As of December 31, 2024, there are 9,503,542,072 Class B units, 355,939,470, Class C units, and 345,500,248 Class D units outstanding.
As part of its stock compensation plans, the Company has 6,435,780 Class C and 6,435,780 Class D phantom units outstanding as of December 31, 2024, that have the same interest in future profits as Class C and Class D units, respectively.

Other Units

The Class E-1, E-2 and E-3 units will be entitled to up to $250.0 million, $250.0 million, and $500.0 million, respectively, otherwise allocable to GTCR’s equity securities in the Company once GTCR receives cumulative cash proceeds that result in GTCR’s cumulative investment return on its equity securities in the Company exceeding a 2.0x, 3.0x, and 4.0x multiple of invested capital, respectively, for each Class E series.
As of December 31, 2024, there are 300 Class E units outstanding.
(8)Property and Equipment, net
Property and equipment, net as of December 31, 2024 consists of the following (in millions):

December 31, 2024
Successor
Land	$ 5.0
Buildings and improvements	9.8
Leasehold improvements	18.8
Furniture, fixtures and other equipment	172.6
Construction in progress	6.1
212.3
Accumulated depreciation	(49.5)
Total Property and equipment, net	$ 162.8

Depreciation expense on property and equipment totaled $56.0 million for the eleven month Successor period ended December 31, 2024 and $5.0 million for the one month Predecessor period ended January 31, 2024.
(9)Leases
The Company’s operating lease assets and operating lease liabilities in the consolidated balance sheet as of December 31, 2024 are as follows (in millions):

		December 31, 2024
Leases	Consolidated Balance Sheet Line Item	Successor
Operating lease assets:
Long-term	Other noncurrent assets	$ 75.8

Operating lease liabilities:
Short-term lease liabilities	Accounts payable, accrued and other liabilities	22.6
Long-term lease liabilities	Other long-term liabilities	53.2
	Total operating lease liabilities	$ 75.8

As of December 31, 2024, the Company did not have any financing leases.

The components of lease costs recognized within the combined and consolidated statement of (loss) income for the eleven month Successor period ended December 31, 2024, and one month Predecessor period ended January 31, 2024, were as follows (in millions):

		Eleven Months Ended December 31, 2024	One Month Ended January 31, 2024
Lease cost	Combined and Consolidated Statements of (Loss) Income Location	Successor	Predecessor
Operating lease costs:
Amortization of ROU asset	Cost of revenue	$ 10.4	$ 1.5
Amortization of ROU asset	Selling, general and administrative expenses	19.0	0.6
	Operating lease costs	29.4	2.1
Financing lease costs:
Amortization of leased asset	Cost of revenue	6.8	—
Interest on lease liabilities	Interest expense, net	2.3	0.2
	Financing lease costs	9.1	0.2
	Total leases costs	$ 38.5	$ 2.3

During the eleven month Successor period ended December 31, 2024, and the one month Predecessor period ended January 31, 2024, the Company had $2.6 million and $0.2 million of sublease income, respectively, which is recorded within selling, general and administrative expenses on the combined and consolidated statement of (loss) income.

The following table presents the minimum lease payments for the Company’s leases for 2025 through 2029 and thereafter, as well as a reconciliation of the minimum lease payments to the total lease liabilities (in millions):

December 31, 2024
Successor
Operating Leases
2025	$ 23.2
2026	25.0
2027	19.2
2028	10.3
2029	2.3
Thereafter	7.1
Total lease payments	$ 87.1
Less: Imputed interest	11.3
Lease liabilities	$ 75.8

As of December 31, 2024, the Company’s weighted average remaining lease term and the weighted-average discount rate used to calculate the Company's lease liabilities were as follows:

December 31, 2024
Successor
Operating Leases
Weighted average remaining lease term (years)	$ 4.1
Weighted-average discount rate	4.5%

The following table provides supplemental cash flow information related to leases for the eleven month Successor period ended December 31, 2024, and the one month Predecessor period ended January 31, 2024 as follows (in millions):

	Eleven Months Ended	One Month Ended
	December 31, 2024	January 31, 2024
	Successor	Predecessor
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$ 20.3	$ 3.5
Operating cash flows from finance leases	2.7	—
Financing cash flows from finance leases	42.9	—

(10)Software, net
Software, net, as of December 31, 2024, consist of the following (in millions):

December 31, 2024
Successor
Capitalized software development costs	$ 1,440.1
Purchased software	156.7
1,596.8
Less accumulated amortization on:
Capitalized software development costs	(207.4)
Purchased software	(15.8)
(223.2)
Total software, net	$ 1,373.6

Amortization expense for software was $231.8 million for the eleven month Successor period ended December 31, 2024, and $27.1 million for the one month Predecessor period ended January 31, 2024.
Estimated amortization of software for the next five years and thereafter, is as follows (in millions):

2025	$ 304.2
2026	310.8
2027	297.2
2028	289.0
2029	80.3
Thereafter	92.1

(11)Goodwill
Changes in goodwill during the eleven month Successor period ended December 31, 2024, are summarized below (in millions):

Eleven Months Ended
December 31, 2024
Successor
Balance, January 31, 2024	$ 5,978.6
Acquisition	5.6
Foreign currency adjustments	(42.8)
Additional consideration paid for Transaction	31.8
Measurement period adjustments	33.2
Balance, December 31, 2024	$ 6,006.4

(12)Intangible Assets, net
Intangible assets, net, as of December 31, 2024, consist of the following (in millions):

December 31, 2024
Successor
Customer relationships	$ 8,757.4
Trade name	298.4
Other	9.5
9,065.3
Less accumulated amortization on:
Customer relationships	(1,078.9)
Trade name	(54.7)
Other	(1.0)
(1,134.6)
Intangible assets, net	$ 7,930.7

Amortization expense for intangibles was $1,140.1 million for the eleven month Successor period ended December 31, 2024, and $99.0 million for the one month Predecessor period ended January 31, 2024.
Estimated amortization of intangible assets for the next five years and thereafter, is as follows (in millions):

2025	$ 1,146.5
2026	1,056.9
2027	980.8
2028	915.0
2029	806.0
Thereafter	3,025.5

(13)Accounts Payable, Accrued and Other Liabilities
Accounts payable, accrued and other liabilities as of December 31, 2024 consist of the following (in millions):

December 31, 2024
Successor
Trade accounts payable and other accrued liabilities	$ 1,123.2
Salaries and incentives	114.9
Accrued taxes	114.9
Accrued benefits and payroll taxes	34.7
Operating lease liabilities	22.6
Tax receivable agreement liability	12.7
Declared but unpaid tax distributions	85.9
Total Accounts payable, accrued and other liabilities	$ 1,508.9

(14)Investments
Visa Europe and Contingent Value Rights ("CVR")
The Company has certain assets and liabilities related to the June 2016 Worldpay Group plc (“Legacy Worldpay”) disposal of its ownership interest in Visa Europe to Visa Inc. As part of the disposal, Legacy Worldpay received proceeds from Visa Inc. in the form of cash (“cash consideration”) and convertible preferred stock (“preferred stock”), the value of which may be reduced by losses incurred relating to ongoing interchange-related litigation involving Visa Europe. The preferred stock becomes convertible into Visa Inc. Class A common stock (“common stock”) in stages as determined by Visa Inc. in accordance with the relevant transaction documents pertaining to the aforementioned disposal of the Visa Europe ownership interest. The preferred stock becomes fully convertible no later than 2028 (subject to a holdback to cover any pending claims). Also in connection with the disposal and pursuant to the terms of an amendment executed on September 17, 2020, Legacy Worldpay agreed to pay former Legacy Worldpay owners 90% of the net-of-tax proceeds from the disposal, known as contingent value rights, which is recorded as a liability (“CVR liability”) on the consolidated balance sheet.
The Company has elected the fair value option under ASC Topic 825, Financial Instruments (“ASC 825”), for measuring its preferred stock asset and CVR liability. The fair value of the preferred stock was $68.1 million at December 31, 2024, recorded in other noncurrent assets on the consolidated balance sheet. The fair value of the CVR liability was $370.1 million at December 31, 2024, recorded in other long-term liabilities on the consolidated balance sheet. Pursuant to ASC 825, the Company remeasures the fair value of the preferred stock and CVR liability each reporting period. The net change in fair value was an increase of $38.1 million for the eleven month Successor period ended December 31, 2024, and was not material for the one month Predecessor period ended January 31, 2024. The financial impact is recorded in other income (expense), net on the combined and consolidated statement of (loss) income.
During the eleven month Successor period ended December 31, 2024, Visa Inc. released a portion of the aforementioned preferred stock which was then converted to common stock. The Company sold the common stock for $180.0 million and paid to the former Legacy Worldpay owners 90% of the net-of-tax proceeds and net-of-tax dividends received since the previous conversion, totaling $124.3 million. The sale of Visa common stock and related payment to the former Legacy Worldpay owners during the eleven month Successor period ended December 31, 2024 were recorded as a reduction of the CVR asset and CVR liability, respectively, as of December 31, 2024, and are reflected within investing activities and financing activities, respectively, on the consolidated statement of cash flows for the eleven month Successor period ended December 31, 2024.
The estimated fair value of the preferred stock and related component of the CVR liability are determined using Level 3-type measurements. Significant inputs into the valuation of the preferred stock include the Visa Inc. Class A common stock price per share and the conversion ratio, which are observable, as well as the expected timing of future preferred stock releases for conversion into common stock and an estimate of the potential losses that will result from the ongoing litigation involving Visa Europe, which are unobservable. The estimated fair value of the cash consideration component of the CVR liability is determined using Level 3-type measurements, utilizing a discount rate based on the bond yield for Worldpay's credit rating and remaining payment term as the significant unobservable input.

Equity Security Investments
The Company holds various equity securities without readily determinable fair values that primarily represent strategic investments made by the Company as well as investments obtained through acquisitions. Such investments totaled $30.0 million as of December 31, 2024, and are included within other noncurrent assets on the consolidated balance sheet. The Company accounts for these investments at cost, less impairment, and adjusts the carrying values for observable price changes from orderly transactions for identical or similar investments of the same issuer. These adjustments are generally considered Level 2-type fair value measurements. The Company records gains and losses on these investments, realized and unrealized, in other income (expense), net on the combined and consolidated statements of (loss) income. During the eleven month Successor period ended December 31, 2024, the Company recorded a $15.1 million gain related to the sale of an investment. During the one month Predecessor period ended January 31, 2024, the Company did not recognize any gains or losses related to its equity investments.
(15)Long-term Debt
As of December 31, 2024, the Company's long-term debt consist of the following (in millions):

December 31, 2024
Successor
USD Term Loan, maturing in January 2031(1)	$ 5,187.0
EUR Term Loan, maturing in January 2031(2)	518.1
USD Secured Notes, maturing in January 2031(3)	2,175.0
GBP Secured Notes, maturing in January 2031(4)	752.2
Revolving credit facility, expiring in January 2029(5)	—
Settlement line of credit, expiring in January 2025(6)	—
Settlement line of credit, expiring in January 2025(7)	—
Backstop settlement facility, expired in December 2025(8)	—
Less: Current portion of long-term debt	(57.2)
Less: Debt issuance costs and original issue discount	(334.3)
Long-term Debt	$ 8,240.8
___________________

(1)
Interest at a variable base rate (Secured Overnight Financing Rate, "SOFR") plus a spread rate (250 basis points) (total rate of 6.83% at December 31, 2024, and amortizing on a basis of 0.25% per quarter (December 2024 through December 2030) with a balloon payment due at maturity.

(2)
€498.8 million principal outstanding, translated to U.S. dollars at a spot rate of $1.0387 U.S. dollars per Euro at December 31, 2024. Interest at a variable base rate (EURIBOR) plus a spread rate (275 basis points) (total rate of 5.43% at December 31, 2024) and amortizing on a basis of 0.25% per quarter (December 2024 through December 2030) with a balloon payment due at maturity.

(3)	$2.175 billion secured notes with interest payable semi-annually at a fixed rate of 7.50% and principal due upon maturity.
(4)
£600.0 million secured notes with interest payable semi-annually at a fixed rate of 8.50% and principal due upon maturity. The spot rate of $1.2536 U.S. dollars per Pound Sterling at December 31, 2024, was used to translate the Sterling-denominated notes to U.S. dollars.

(5)	Available credit facility of approximately $1.2 billion borrowing interest at a variable base rate.
(6)	Available settlement line of credit of $200.0 million borrowing interest at a variable base rate available to facilitate settlement requirements.
(7)	Available settlement line of credit of $500.0 million borrowing interest at a variable base rate available to facilitate settlement requirements.
(8)
Available backstop settlement facility of $300.0 million for August 1, 2024 - December 31, 2024, based on a variable interest rate. The Company did not borrow under the backstop facility during the eleven month Successor period ended December 31, 2024 and the facility has expired.

On August 1, 2024, the Company entered into an Amendment No. 1 (the "Amendment") to its Credit Agreement dated January 31, 2024 (the "Credit Agreement"), which provides for a 0.50% reduction in the interest rate applicable to USD term loan borrowings, EUR term loan borrowings, and borrowings under the revolving portion of the Credit Agreement. The Amendment also increased the capacity of the revolving credit facility from $1 billion to approximately $1.2 billion. All other terms of the Credit Agreement remained substantially the same. Certain lenders were repaid and replaced with new lenders. The proceeds and repayments of $567.5 million are presented in the financing activities section in the accompanying consolidated statement of cash flows.
During the eleven month Successor period ended December 31, 2024, there were no borrowings or repayments under the Company's revolving credit facilities.
As a result of GTCR's purchase of Worldpay, the Company capitalized approximately $388.7 million of deferred financing fees and original issue discount under the effective interest method. As a result of the Amendment, the Company expensed approximately $18.7 million of unamortized deferred financing fees and original issue discount during the eleven month Successor period ended December 31, 2024, within other income (expense), net on the consolidated statement of loss. In addition, the Company capitalized approximately $10.8 million of financing fees within long-term debt on the consolidated balance sheet related to the Amendment that will be amortized under the effective interest method.
Guarantees and Security
The Company’s debt obligations at December 31, 2024, are unconditionally guaranteed by Boost Newco Guarantor, LLC, ("Guarantor"), a subsidiary of the Company and parent company to Boost NewCo Borrower, LLC ("Borrower"), and certain of Guarantor's existing subsidiaries. The debt and related guarantees are secured on a first-priority basis by a lien on substantially all the tangible and intangible assets of the Company and the aforementioned subsidiaries and personal property of Guarantor and any obligors under the Credit Agreement.
Covenants
There are certain financial and non-financial covenants contained in some of the Company's debt agreements. The financial covenants require maintenance of certain leverage and interest coverage ratios. As of December 31, 2024, the Company was in compliance with these financial covenants.
(16)Derivatives
Risk Management Objective of Using Derivatives
The Company enters into derivative financial instruments to manage differences in the amount, timing, and duration of its known or expected cash payments related to its variable-rate debt. As of December 31, 2024, the Company's derivative instruments for this purpose consist of interest rate swaps that hedge the variable rate debt by effectively converting floating-rate payments to fixed-rate payments.
Accounting for Derivative Instruments
The Company recognizes derivatives in prepaid expenses and other current assets, other noncurrent assets, accounts payable, accrued and other liabilities, and other long-term liabilities in the accompanying consolidated balance sheet at their fair values. See Note 17 Fair Value Measurements for a detailed discussion of the fair value of derivatives. The Company designates its interest rate contracts as cash flow hedges of forecasted interest rate payments related to its variable-rate debt.
The Company formally documents all relationships between hedging instruments and underlying hedged transactions, as well as its risk management objective and strategy for undertaking hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. A formal assessment of hedge effectiveness is performed both at inception of the hedge and on an ongoing basis to determine whether the hedge is highly effective in offsetting changes in cash flows of the underlying hedged item. Hedge effectiveness is assessed using a regression analysis. If it is determined that a derivative ceases to be highly effective during the term of the hedge, the Company will discontinue hedge accounting for such derivative.

The Company’s interest rate contracts qualify for hedge accounting under ASC 815. Therefore, the effective portion of changes in fair value were recorded in AOCI and will be reclassified into earnings in the same period during which the hedged transactions affect earnings.
Cash Flow Hedges of Interest Rate Risk
The following table presents the Company's interest rate swaps designated as cash flow hedges entered into to manage fluctuations in interest rates as of December 31, 2024 (in millions):

Successor
	Notional Value	Exposure Periods
Interest rate swap	$ 3,600	March 2024 to March 2026
Interest rate swap	840	March 2024 to March 2027
Total	$ 4,440
The Company does not offset derivative positions in the accompanying consolidated financial statements. The table below presents the fair value of the Company’s derivative financial instruments designated as cash flow hedges included within the accompanying consolidated balance sheet (in millions):

	Successor
	Consolidated Balance Sheet Location	December 31, 2024
Interest rate contracts	Prepaid expenses and other current assets	$ 2.2
Interest rate contracts	Other noncurrent assets	0.1
Interest rate contracts	Accounts payable, accrued and other liabilities	20.9
Interest rate contracts	Other long-term liabilities	9.4
Any ineffectiveness associated with such derivative instruments will be recorded immediately as interest expense in the accompanying consolidated statement of loss. As of December 31, 2024, the Company estimates that $18.7 million will be reclassified from accumulated other comprehensive loss as an increase to interest expense during the next 12 months.
The table below presents the pre-tax effect of the Company’s interest rate contracts on the accompanying consolidated statement of comprehensive loss for the eleven month Successor period ended December 31, 2024, (in millions):

Eleven Months Ended
December 31, 2024
Derivatives in cash flow hedging relationships:	Successor
Amount of gains recognized in OCI (effective portion)	$ 57.0
Amount of gains reclassified from OCI into earnings (effective portion)	40.9
Amount of gain recognized in earnings (1)	—
______________
(1) Amount represents hedge ineffectiveness.

(17)Fair Value Measurements
Fair Value Hierarchy
The authoritative accounting literature defines fair value, establishes a framework for measuring fair value, and establishes a fair value hierarchy based on the quality of inputs used to measure fair value.
The fair value hierarchy includes three levels that are based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). If the inputs used to measure the fair value fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the asset or liability. The three levels of the fair value hierarchy are described below:
Level 1. Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.
Level 2. Inputs to the valuation methodology include the following:
(1) Quoted prices for similar assets or liabilities in active markets;
(2) Quoted prices for identical or similar assets or liabilities in inactive markets;
(3) Inputs other than quoted prices that are observable for the asset or liability;
(4) Inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
Level 3. Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
The following table summarizes assets and liabilities, of the Company, measured at fair value on a recurring basis as of December 31, 2024 (in millions):

	Successor
	Fair Value Measurements Using
	Level 1	Level 2	Level 3
Assets:
Interest rate contracts	$ —	$ 2.3	$ —
Equity security investments	—	30.0	—
CVR	—	—	68.1
Liabilities:
Interest rate contracts	$ —	$ 30.3	$ —
CVR	—	—	370.1

Interest Rate Contracts
The Company uses interest rate contracts to manage interest rate risk. The fair value of interest rate swaps is determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves. The fair value of the interest rate swaps is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected future cash flows of each interest rate swap. This analysis reflects the contractual terms of the interest rate swap, including the period to maturity, and uses observable market inputs including interest rate yield curves. In addition, to comply with the provisions of ASC 820, Fair Value Measurement, credit valuation adjustments, which consider the impact of any credit enhancements to the contracts, are incorporated in the fair values to account for potential nonperformance risk. In adjusting the fair value of its interest rate contracts for the effect of nonperformance risk, the Company has considered any applicable credit enhancements such as collateral postings, thresholds, mutual puts, and guarantees.
Although the Company determined that the majority of the inputs used to value its interest rate contracts fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its interest rate contracts utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2024, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest rate contracts and determined that the credit valuation adjustment was not significant to the overall valuation of its interest rate contracts. As a result, the Company classified its interest rate contract valuations in Level 2 of the fair value hierarchy. See Note 16 Derivatives for further discussion of the Company’s interest rate contracts.
The following table summarizes carrying amounts and estimated fair values for the Company's financial instrument liabilities that are not reported at fair value in our consolidated balance sheet as of December 31, 2024 (in millions):

December 31, 2024
Successor
	Carrying Value	Fair Value
Liabilities:
Outstanding debt	$ 8,298.0	$ 8,811.8
The Company considered that the carrying value of cash and cash equivalents, receivables, settlement assets and payables, accounts payable and accrued expenses approximates fair value (Level 1) given the short-term nature of these items. The fair value of the Company's notes payable was estimated based on rates currently available to the Company for bank loans with similar term maturities and is classified in Level 2 of the fair value hierarchy.
(18)Commitments and Contingencies
The Company is party to certain lawsuits in the ordinary course of business. The Company does not believe that these proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.
Chargeback Liability
Through services offered, the Company is exposed to potential losses from merchant-related chargebacks. A chargeback occurs when a dispute between a cardholder and a merchant, including a claim for non-delivery of the product or service by the merchant, is not resolved in favor of the merchant and the transaction is charged back to the merchant resulting in a refund of the purchase price to the cardholder. If the Company is unable to collect this chargeback amount from the merchant due to closure, bankruptcy, or other reasons, the Company bears the loss for the refund paid to the cardholder. The risk of chargebacks is typically greater for those merchants that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment.

Indemnifications and Warranties
The Company generally indemnifies its clients, subject to certain limitations and exceptions, against damages and costs resulting from claims of patent, copyright, or trademark infringement associated solely with its customers’ use of the Company's software applications or services. Historically, the Company has not made any material payments under such indemnifications but continues to monitor the conditions that are subject to the indemnifications to identify whether it is probable that a loss has occurred, in which case it would recognize any such losses when they are estimable.
(19)Accumulated Other Comprehensive Loss
The activity of the components of AOCI related to cash flow hedging and other activities for the eleven month Successor period ended December 31, 2024, is presented below (in millions):

	Total Other Comprehensive Income (Loss)
Eleven Months Ended December 31, 2024 (Successor)	AOCI Beginning Balance	Pretax Activity	Tax Effect	Net Activity	AOCI Ending Balance
Net change in fair value of cash flow hedges recorded in AOCI	$ —	$ 57.0	$ (0.1)	$ 56.9	$ 56.9
Net realized gain on cash flow hedges reclassified into earnings	—	(40.9)	—	(40.9)	(40.9)
Foreign currency translation adjustments	—	(112.3)	—	(112.3)	(112.3)
Other	—	(1.0)	0.3	(0.7)	(0.7)
Net Change	$ —	$ (97.2)	$ 0.2	$ (97.0)	$ (97.0)

(20)Stock-Based Compensation and Other Postretirement Benefits
FIS Restricted Stock Units and Performance Stock Units
Prior to the Transaction, FIS had issued RSUs and PSUs to employees and outside directors (the "FIS Rollover Awards"). As part of the Transaction closing, unvested FIS Rollover Awards were converted to cash awards. Under the terms of the new cash awards, vesting dates of the cash awards remained substantially consistent with the vesting dates in the original RSU and PSU grants.
The Company accounted for the conversion of the FIS Rollover Awards as a modification, as the classification of the awards was changed from equity to a liability. While no incremental fair value was recognized as a result of the modification, the unvested portion of the FIS Rollover Awards was allocated between the Transaction purchase price and future compensation expense based upon the portion of the requisite service period that occurred prior to the Transaction. Amounts allocated to future service periods are recognized as compensation costs over the remaining requisite service period and are recorded to cost of revenue and general and administrative expense on the consolidated statement of loss.
The Company recognized compensation costs related to these FIS Rollover Awards for the eleven month Successor period ended December 31, 2024, of $25.0 million. During the eleven month Successor period ended December 31, 2024, the Company made cash payments of $22.3 million related to the FIS Rollover Awards. At December 31, 2024, the Company maintains a liability for the FIS Rollover Awards of $31.6 million, which is recorded within accounts payable, accrued and other liabilities and other long-term liabilities.
Unrecognized compensation expense for the FIS Rollover Awards as of December 31, 2024 was $20.9 million and will be recognized over a weighted-average period of 1.2 years.
In addition, certain employees held Options when the Transaction closed. The Options remain outstanding and continue to follow the original vesting schedule and remain exercisable in FIS common stock and the fair value was allocated to the requisite service period prior to and after the Transaction. Amounts allocated to the service period prior to the Transactions were accounted for as a prepaid as part of purchase accounting. Amounts allocated to future service periods are recognized as compensation costs over the remaining requisite service period and are recorded to cost of revenue and general and administrative expense on the consolidated statement of loss.

Compensation costs related to the Options for the eleven month Successor period ending December 31, 2024, were immaterial to the Company's consolidated financial statements. Unrecognized compensation expense for the Options as of December 31, 2024, was immaterial to the Company's consolidated financial statements.
Class C and Class D Units
The Company grants Class C and Class D units to certain employees that are equity interests in the Company. The Class C units are time-based awards and vest over five years while the Class D units are performance based awards where one-third of the units vest upon the occurrence of GTCR receiving cumulative cash proceeds in excess of 2.2x GTCR's investment and the remaining two-thirds vest on a linear basis when cash proceeds greater than 2.2x but less than 3.2x GTCR's investment are received and are fully vested when cash proceeds greater than 3.2x GTCR's investment are received. In April 2024, the Class D units were modified for substantially all employees to vest on the fifth anniversary of being granted even if the performance condition has not yet occurred.
The fair value of the Class C and Class D units is estimated using a Monte Carlo simulation method. Key inputs and assumptions used to estimate the fair value of the units include the expected time to a liquidity event, the risk-free interest rate over the expected time to a liquidity event, the estimated volatility, and estimated dividend yield. The Company's expected volatility assumption was determined based upon the historical volatility of publicly traded companies similar in nature to the Company. The risk-free interest rate is based on the market yield for a U.S. Treasury security over the expected time to a liquidity event. The assumptions used in the Monte Carlo simulation method are as follows:

Grants During the Eleven Months Ended December 31, 2024
Assumption	Successor
Expected time to liquidity event (in years)	4.8 - 4.9
Volatility	50% - 55%
Risk-free rate	3.9% - 4.5%
Expected dividend yield	— %
The following table summarizes the Class C, Class D, and phantom unit activity for the eleven month Successor period ended December 31, 2024:

	Class C Units		Class D Units
Successor	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Outstanding, January 1, 2024	—	$ —	—	$ —
Granted	363,330,439	0.40	352,891,217	0.37
Forfeited	(955,189)	0.42	(955,189)	0.42
Outstanding, December 31, 2024	362,375,250	$ 0.40	351,936,028	$ 0.37
No Class C or Class D units vested during the eleven month Successor period ended December 31, 2024.
The Company recognized compensation costs related to the Class C and Class D units (including phantom units) of $25.5 million and $13.8 million, respectively, during the eleven month Successor period ended December 31, 2024. Unrecognized compensation expense for the Class C and Class D units (including phantom units) as of December 31, 2024 was $120.1 million and $68.4 million, respectively, to be recognized over a weighted-average period of 4.1 years for both classes.

There were no tax benefits during the eleven month Successor period ended December 31, 2024, related to the Class C and Class D units (excluding phantom units).
401(k) Profit Sharing Plan and Non-U.S. Defined Contribution Plans
The Company's U.S. employees are covered by a qualified 401(k) plan. Eligible employees may contribute up to 40% of their eligible compensation, up to the annual amount allowed pursuant to the Internal Revenue Code. The Company generally matches 50% of each dollar of employee contribution up to 6% of the employee's total eligible compensation. The Company's non-U.S. employees are also covered by various defined contribution plans. The Company recorded expense of $34.9 million for the eleven month Successor period ended December 31, 2024 relating to the participation of Worldpay employees in the Company's 401(k) plan and non-U.S. defined contribution plans.
(21)Related Party Transactions
The Company has not historically operated as a standalone business. The following disclosure summarizes activity between the Company, FIS, and GTCR.
Related Party Transactions
Transition Services Agreement
On January 31, 2024, the Company entered into a Transition Service Agreement ("TSA") with FIS where both FIS and the Company are providing services to the other for an initial term of 24 months following the closing date of the Transaction, with a renewal option of an additional six months. The nature of the services include certain functions of the Company's operations such as Cybersecurity, Information Technology, Finance and Corporate Accounting, Risk Management, Human Resources, Marketing, Legal, Facilities, Supply Chain, Regulatory, Privacy and Data Protection and Commercial support.
Commercial Agreement
On January 31, 2024 and during the eleven month Successor period ended December 31, 2024, the Company entered into certain commercial agreements with FIS whereby services can be provided by the Company to FIS and vice-versa. The nature of these services are for, among other things, distribution purposes, vendor and product servicing, data services and referrals.
Master Agreement
Further, on January 30, 2024, the Company entered into a Master Agreement with RealNet Payments, LLC ("RealNet"), a subsidiary of FIS, where RealNet, as the licensed money transmitter, will continue to offer the Funds Disbursement Business after the closing of the Transaction, using the Company’s services and resources.
Backstop Settlement Facility
The Company had a backstop settlement facility with FIS allowing for borrowings of $300.0 million from August 1, 2024 - December 31, 2024, at a variable interest rate. The Company did not borrow under the backstop facility during the eleven month Successor period ended December 31, 2024 and the facility has expired.

The following tables include the portion of the Company’s results and balances related to the transactions with related parties for the eleven month Successor period ended December 31, 2024, (in millions):

Eleven Months Ended
December 31, 2024
Successor
Revenue from affiliates	$ 1.1
Cost of revenue from affiliates	262.9
Selling, general and administrative from affiliates	181.0
Interest expense, net from affiliates	0.8

The Company had the following balances with FIS and GTCR affiliates at December 31, 2024, (in millions):

December 31, 2024
Successor
Due from affiliates	$ 166.0
Due to affiliates	164.8

Balances due to or due from FIS and GTCR affiliates are attributable to recurring operational transactions that are cash settled and are presented within settlement assets, prepaid expenses and other current assets and accounts payable, accrued and other liabilities on the Company’s consolidated balance sheet.
Other

The Company had undrawn letters of credit totaling $272.8 million as of December 31, 2024 that would be guaranteed by FIS if borrowed upon; however, the Company has the obligation to indemnify FIS against any claims and reimburse FIS for any expenses or amounts paid with respect to FIS' guarantee.
During the eleven month Successor period ended December 31, 2024, the Company entered into promissory notes of approximately $5.0 million with certain international employees relating to equity award grants.
During the eleven month Successor period ended December 31, 2024, 3.9 million of Class A and Class B units were issued by the Company to GTCR W Aggregator LP, which resulted in a total of $32.9 million of Class A and Class B units being held by members of Worldpay Holdco, LLC management through GTCR W Aggregator LP.
Cost Allocations from FIS (Predecessor)

FIS provides significant corporate, selling, marketing, administrative, and resource services to the Worldpay Business. Some of these services will continue to be provided by FIS to the Worldpay Business on a temporary basis after the Transaction under a TSA.

The combined financial statements reflect specific identification and allocations of these costs which include acquisition, integration, and transformation-related costs. See Note 2 Basis of Presentation, Consolidation and Use of Estimates for a discussion of these costs and the methodology used to allocate them.

These allocations are reflected in the combined statement of income as follows (in millions):

One Month Ended
January 31, 2024
Predecessor
Cost of revenue	$ 3.0
Selling, general, and administrative	15.0

(22)Income Taxes
The Company's provision for income taxes includes U.S. federal, state, and foreign income taxes. Pursuant to the Purchase and Sale Agreement dated as of July 5, 2023, the acquisition of 55% of the outstanding limited liability company interests of Worldpay Holdco, LLC by GTCR W Aggregator LP on January 31, 2024, has been treated as a sale or exchange pursuant to Internal Revenue Code §741 and §1001. Worldpay Holdco, LLC is a multi-member limited liability company taxed as a partnership for U.S. federal income tax purposes. As a result, the U.S. federal taxable income (loss) of Worldpay Holdco, LLC is passed through to the investors and taxed at the investor level. Worldpay Holdco, LLC is taxable at the entity level in certain U.S. state and local jurisdictions. The controlled foreign corporations owned indirectly by Worldpay Holdco, LLC through other U.S. entities are taxable in their respective foreign jurisdictions and the taxes associated with these earnings are included in the consolidated income tax provision of Worldpay Holdco, LLC. The effective tax rate for the eleven month Successor period ended December 31, 2024, was largely driven by tax expense of $20.1 million related to CVR activity, as well as the impact of the tax rate differential due to the US flow-through structure. Refer to Note 14 Investments for additional detail on the CVR activity, which includes a non-deductible component for the amounts payable to CVR holders.

For the Predecessor period, income taxes as presented in the combined financial statements of the Worldpay Business allocate current and deferred income taxes of FIS to the Worldpay Business’ standalone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC Topic 740, Income Taxes. Accordingly, the Worldpay Business’ income tax provision was prepared following the separate return method. The calculation of the Worldpay Business’ income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, the tax treatment of certain items reflected in the combined financial statements of the Worldpay Business may not be reflected in the consolidated financial statements and tax returns of FIS. Therefore, such items as net operating losses, credit carry forwards and valuation allowances may exist in the standalone financial statements that may or may not exist in FIS’ consolidated financial statements. As such, the income taxes of the Worldpay Business as presented in these combined financial statements may not be indicative of the income taxes that will be generated in the future.

The domestic and foreign components of the Company's (loss) income before income taxes for the eleven month Successor period ended December 31, 2024, and the one month Predecessor period ended January 31, 2024, are as follows (in millions):

	Eleven Months Ended December 31, 2024	One Month Ended January 31, 2024
	Successor	Predecessor
U.S.	$ (703.1)	$ 31.0
Foreign	361.5	4.0
(Loss) income before income taxes	$ (341.6)	$ 35.0

The components of income tax expense (benefit) for the eleven month Successor period ended December 31, 2024, and the one month Predecessor period ended January 31, 2024, are as follows (in millions):

	Eleven Months Ended	One Month Ended
	December 31, 2024	January 31, 2024
	Successor	Predecessor
Current:
Federal	$ 1.0	$ 12.0
State	1.4	2.0
Foreign	160.6	11.0
Total current tax expense	163.0	25.0
Deferred:
Federal	(0.1)	(5.0)
State	0.1	(1.0)
Foreign	(64.9)	(13.0)
Total deferred tax benefit	(64.9)	(19.0)
Total tax expense	$ 98.1	$ 6.0
The following table presents a reconciliation of the U.S federal statutory tax rate to the Company's effective income tax rate for the eleven month Successor period ended December 31, 2024 (in millions except percentages):

	Eleven Months Ended
	December 31, 2024
	Successor
Tax at 0% U.S. statutory rate	$ —	— %
Valuation allowances	3.1	(0.9)
International tax rate difference	72.7	(21.3)
Permanent items	20.1	(5.9)
U.S. state & local income taxes & other	2.2	(0.6)
Total	$ 98.1	(28.7) %
The following table presents a reconciliation of the U.S. federal statutory tax rate to the Company's effective income tax rate for the one month Predecessor period ended January 31, 2024 (in millions except percentages):

	One Month Ended
	January 31, 2024
	Predecessor
Tax at 21% U.S. statutory rate	$ 7.3	21.0%
International tax rate difference	(5.0)	(14.3)
Permanent items	2.6	7.4
U.S. state & local income taxes & other	1.1	3.0
Total	$ 6.0	17.1%

Deferred income taxes are comprised of the following as of December 31, 2024 (in millions):

December 31, 2024
Successor
Deferred tax assets:
Property and equipment	$ 11.9
Other receivables	81.9
Net operating loss carryforwards	4.2
Internally developed software	59.5
Other deferred tax assets	81.2
Total deferred tax assets	238.7
Valuation allowance	(11.0)
Net deferred tax assets	227.7
Deferred tax liabilities:
Long-term investments	(17.0)
Goodwill and intangibles	(638.8)
Other deferred tax liabilities	(103.1)
Total deferred tax liabilities	(758.9)
Net deferred tax liability	$ (531.2)

As of December 31, 2024, the Company believes that it is more likely than not that the Company will generate sufficient taxable income to realize its deferred tax assets, other than certain foreign tax attributes for which a valuation allowance has been recorded.

The Company asserts that its investment in its foreign subsidiaries is intended to be indefinitely reinvested except for the investment in Worldpay Malta Finance Limited, for which a deferred tax liability has been established for the outside basis difference, and its investment in United Kingdom operations, which may be repatriated in a tax-free manner. Undistributed historical and future earnings of its other foreign subsidiaries are considered to be indefinitely reinvested. Should these earnings be distributed in the future in the form of dividends or otherwise, the Company may be subject to foreign or U.S. taxes. The Company has the ability and intent to limit distributions so as to not make a taxable distribution. It is not practicable to determine the amount of the unrecognized deferred tax liability related to the subsidiaries for which the Company has indefinitely reinvested its earnings.

The Company's tax returns in certain states and foreign jurisdictions for 2018 through 2024, remain subject to examination by taxing authorities. Interest and penalties, to the extent applicable, are recorded as a component of income tax expense in the combined and consolidated statement of loss. The Company has gross net operating losses in the amount of $12.9 million in foreign jurisdictions which will expire beginning in 2034.

The Company has no unrecognized tax benefits or uncertain tax positions.

The Organization for Economic Cooperation and Development (“OECD”) has set forth guidelines for global minimum tax referred to as Pillar Two and/or the GloBE rules. Pillar Two legislation has been adopted in a number of jurisdictions in which the Company operates, with portions of the legislation effective as of January 1, 2024. The Company has evaluated its profile with respect to its GloBE jurisdictional effective tax rate and safe harbor provisions under the Pillar Two Model Rules, and has determined that it does not have a material GloBE tax liability for the Successor and Predecessor periods.

(23)Concentration of Risk
The Company generates a significant amount of revenue from large clients; however, no individual client accounted for 10% or more of total revenue in the eleven month Successor period ended December 31, 2024, and the one month Predecessor period ended January 31, 2024.
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade receivables. The Company places its cash equivalents with high credit-quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse clients make up the Company's client base, thus spreading the trade receivables credit risk. The Company controls credit risk through monitoring procedures.
(24)Subsequent Events
The Company evaluated the consolidated financial statements for subsequent events through the date of issuance on October 24, 2025, and determined that there were no subsequent events that require additional disclosure or adjustments prior to issuance except for the items disclosed.
Settlement Lines of Credit
On January 29, 2025, the Company entered into certain amendments (collectively, the “Settlement Line Amendments”) to each of its two Settlement Line Credit Agreements, dated January 31, 2024 (the “Settlement Line Credit Agreements”), which provide for a three-month extension of each of the Company’s $500.0 million and $200.0 million Settlement Line Credit Agreements, respectively, from January 29, 2025, to April 29, 2025. The Settlement Line Amendments also align the pricing of these settlement lines of credit with the pricing under the Company’s amended Credit Agreement. All other material terms of the Settlement Line Credit Agreements remain substantially the same.
On April 29, 2025, the Company entered into certain amendments to each of the Company's $500.0 million and $200.0 million Settlement Line Credit Agreements which provide for extensions from April 29, 2025 to April 28, 2026 for the $500.0 million Settlement Line Credit Agreement and from April 29, 2025 to April 29, 2026 for the $200.0 million Settlement Line Credit Agreement. All material terms of the Settlement Line Credit Agreements remain substantially the same.
Transaction Purchase Price Allocation
The Company finalized the purchase price allocation for the Transaction as of January 31, 2025. During the three months ended March 31, 2025, the Company recognized measurement period adjustments of $15.3 million, which were primarily related to settlement assets.
Ravelin Technology Ltd Acquisition
On February 2, 2025, the Company entered in an agreement to purchase 100% of the outstanding equity of Ravelin Technology Ltd for cash consideration of approximately $151.8 million to enhance the Company's fraud detection capabilities. The acquisition of Ravelin Technology Ltd closed on February 21, 2025.
Term Loan Repricing
On February 3, 2025, the Company entered into an amendment to its Credit Agreement providing for a 0.50% reduction in the interest rate applicable to the USD term loan and a 0.25% reduction in the interest rate applicable to the EUR term loan. In addition, this amendment provides a 0.50% reduction in the interest rate applicable to borrowings under the revolving credit facility.
RealNet
On March 31, 2025, the Company purchased 100% of the outstanding equity of RealNet from FIS. The cash consideration of $42.2 million was transferred to FIS as part of the Transaction, but the closing was deferred until March 31, 2025.

Acquisition by Global Payments Inc.
On April 17, 2025, the Company entered into definitive agreements to be acquired by Global Payments Inc. for $24.25 billion with the transaction expected to close in 2026 pending regulatory approvals. Certain commercial agreements with FIS were modified as part of the definitive agreements. Contingent on closing, the Company’s TSAs with FIS are extended to June 2027 with certain renewal options. During the three and nine months ended September 30, 2025, Worldpay entered into a commercial agreement with Global Payments Inc.
CVR Conversion and Sale
During the three and nine month periods ended September 30, 2025, Visa Inc. released a portion of the aforementioned preferred stock which was then converted to common stock. The Company sold the common stock for $46.5 million. Subsequent to September 30, 2025, the Company paid the former Legacy Worldpay owners 90% of the net-of-tax proceeds and net-of-tax dividends received since the previous conversion, totaling $32.2 million.